                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              PINNACLE MICRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              PINNACLE MICRO, INC.
                              19 TECHNOLOGY DRIVE
                                IRVINE, CA 92618

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1997

         The Annual Meeting of Stockholders of Pinnacle Micro, Inc. (the "Company") will be held at the Sheraton Colorado Springs Hotel, 2886 South Circle Drive, Colorado Springs, Colorado 80906 on Tuesday, May 20, 1997 at 10:00 a.m., Mountain Daylight Time for the following purposes, as more fully described in the accompanying Proxy Statement:

                 (1)      To elect six directors;

                 (2) To ratify the appointment of BDO Seidman, LLP as independent certified public accountants of the Company for the fiscal year ending December 27, 1997; and

                 (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on April 18, 1997, will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of such stockholders is available for inspection during normal business hours at the Company's offices, 19 Technology Drive, Irvine, California and will also be available for examination at the Annual Meeting until its adjournment. The meeting will be open to stockholders of record, proxyholders, and others by invitation only.
Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting, and must bring with them a proxy from such broker or nominee to vote such shares.

                                           By Order of the Board of Directors



                                           Jonathan B. Eddison
                                           Secretary


April 24, 1997
Irvine, California





         PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING.

                              PINNACLE MICRO, INC.
                              19 TECHNOLOGY DRIVE
                               IRVINE, CA  92618

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of the Board of Directors of Pinnacle Micro, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Colorado Springs Hotel, 2886 South Circle Drive, Colorado Springs, Colorado 80906, on May 20, 1997, at 10:00 a.m. Mountain Daylight Time and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

         These proxy solicitation materials, and the Annual Report to Stockholders for the fiscal year ended December 28, 1996, including the Company's 1996 Report on Form 10-K, were first mailed on or about April 24, 1997, to all stockholders of record entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

         Stockholders of record at the close of business on April 18, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.
The Company has only one class of equity securities outstanding, designated Common Stock, $0.001 par value ("Common Stock"). At the close of business on the Record Date, 11,711,362 shares of Common Stock were issued and outstanding.

REVOCABILITY OF PROXIES

         Any proxy given in the form accompanying this proxy statement may be revoked or superseded by the person giving it prior to exercise. A proxy may be revoked by delivering to the Secretary of the Company a later dated proxy or a written notice of revocation, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute a revocation unless the attending stockholder affirmatively indicates an intention to vote in person.

VOTING AND SOLICITATION

         Each share of Common Stock outstanding at the Record Date will be entitled to one vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting. The Company will bear the entire cost of solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to the Company's stockholders in relation to the Annual Meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile, telegram or any other means of communication.

         The presence in person or by proxy of a majority of the shares entitled to vote is necessary to establish a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the votes cast on proposals presented to stockholders; therefore, abstentions will have the same effect as votes against a proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of a proposal and will not be counted as votes for or against such proposal.

         A proxy, when executed and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the ratification of BDO Seidman, LLP as the Company's independent certified public accountants and according to the discretion of the proxyholders, on any other matter that properly comes before the meeting.

         Any stockholder present at the meeting may withdraw his or her proxy and vote in person on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them proof of their ownership of shares and a proxy from such broker or other nominee authorizing them to vote such shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT MEETING

         Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than April 15, 1998, in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

         A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below, all of whom are presently directors of the Company. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who the proxy holders in their discretion may designate to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

         Directors are to be elected by a plurality of the votes cast at the Annual Meeting in person or represented by proxy at the meeting. Stockholders do not have cumulative voting rights in the election of directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED BELOW.

         The names and certain information concerning the experience and background of the nominees for election as directors are set forth below.

       NAME                   AGE              POSITION WITH THE COMPANY
       ----                   ---              -------------------------
Daryl J. White                 49              Chairman of the Board
Kenneth C. Campbell            55              President
Roger Hay                      47              Executive Vice President,
                                               Chief Financial Officer
John E. Koehler                55              Director
Hans Imhof                     57              Director
William F. Blum                63              Director

         Daryl J. White has served as the Company's Chairman of the Board since May 1996. He joined the Board of Directors as an outside director in September 1995. He was Senior Vice President, Finance and Chief Financial Officer of Compaq Computer Corporation until his retirement in May 1996. He is on the Board of Directors of Imation Corporation, an NYSE listed manufacturer of products and services for data storage and imaging applications. Mr. White is also a member of the Board of Directors at Paracelsus Healthcare Corporation, an NYSE listed hospital management corporation.

         Kenneth C. Campbell joined the Company as Executive Vice President, Technology and General Manager in April 1996. He was appointed President and joined the Board on December 8, 1996. Prior to joining the Company, Mr. Campbell served as Executive Vice President and General Manager of the tape products group at Seagate Technology, a division of Seagate after it acquired Conner Peripherals (which in turn acquired that business from Archive).

         Roger Hay joined the Company in June 1996 as Executive Vice President and Chief Financial Officer. He was appointed a director on December 8, 1996. From March 1994 to June 1996, Mr. Hay served as Senior Vice President, Finance and Chief Financial Officer of Titan Corporation, a designer, manufacturer and installer of high technology information and electronic systems and products for government and commercial business units. Prior to March 1994, Mr. Hay was Executive Vice President, Finance and Chief Financial Officer at International Rectifier, a worldwide manufacturer of power semiconductors.

         Dr. John E. Koehler joined the Board as of October 1, 1996. Dr. Koehler is President of J. Koehler & Co., Inc., an independent consultant currently working on assignments for the Rand organization. Prior to that, he was Executive Vice President and Chief Operating Officer at Titan Corporation. Previously, Dr. Koehler held a number of senior positions at the Hughes Corporation; most recently President of Hughes Asia Pacific, where he was responsible for the activities of GM Hughes Electronics throughout the region stretching from New Zealand to India. Prior to assuming this position he was Vice President of Hughes Telecommunications and Space Sector. Dr. Koehler was also Vice President of Hughes Aircraft Company, Space and Communications Group and President and Chief Executive Officer of Hughes Communications.

         Hans Imhof joined the Board as of November 13, 1996. Mr. Imhof is and has been co-owner of Datasphere, a company specializing in engineering, design and construction of large data centers since 1990. Mr. Imhof also serves as president of Warner Management Company, a commercial real estate management company. He is also president of Diversified Protection Systems, Inc., a company specializing in installation and services of fire protection systems for high tech facilities; co-founder of Computer Site Technologies, a start-up software company; and co-founder of IBS, a company producing computer controlled lighting controls.

         William F. Blum, a founder of the Company, served as the Company's President, Chief Executive Officer and Chairman of the Board since its inception in May 1987 until May 1996, when he retired. Mr. Blum rejoined the Board on December 8, 1996. Mr. Blum is the father of Scott Blum who resigned as Vice President, Marketing, October 1, 1996 and from the Board of Directors on December 8, 1996.

         Scott Blum and William Blum entered into a standstill and voting agreement dated December 8, 1996 pursuant to which they agreed (1) to vote for the Company's board as constituted on December 8 or its nominees, provided William Blum or his nominee was on the slate recommended by the board; (2) to preserve Company confidential information and avoid interference with management; and (3) to refrain from seeking to form or joining a group for the purpose of acquiring or selling a controlling interest in the Company. In return the Company agreed to register certain shares held by the Blums for resale if requested to do so.

OTHER EXECUTIVE OFFICERS

         In addition to Mr. Campbell and Mr. Hay who are directors, the Company's current other executive officers include:

         Bernard Wu, age 38, Vice President, Marketing was a Vice President at Conner/Seagate Technologies' Storage System Division from 1993 until he joined Pinnacle. His areas of responsibility included Marketing, Engineering, and Sales for disk, tape and RAID subsystems. From 1986 through 1992, Mr. Wu served in several executive positions in marketing and business unit management at Maynard Electronics and Archive Corporation which merged in 1989.

         David Ooley, age 33, Acting Vice President Worldwide Sales, joined Pinnacle Micro in 1993 rising from the position of Regional Sales Manager, Southeast Region to Director, Eastern Region Sales in 1995 and was named as Vice President, US Sales in 1996. Previous to joining Pinnacle, Mr. Ooley was a Major Account Manager in the Southeast for Global Computer Supplies.

         David E. Nesbit, age 48, Vice President, Operations, joined the Company on March 10, 1997. Prior to that appointment, Mr. Nesbit held various executive management positions at Comptronix Corporation starting in 1992. Mr. Nesbit's previous career experience includes positions with Ampex, Rolm Corporation and Ford Aerospace and Communications Corporation.

         Jonathan Eddison, age 44, joined the Company in March 1996 as Vice President, General Counsel and Secretary. From 1989 to February 1996, Mr. Eddison was Senior Counsel at Epson America, Inc.

LEGAL MATTERS

         As disclosed in previous public reports, the Company and several of its former executives have been the subject of an investigation by the staff of the Enforcement Division of the Securities and Exchange Commission (the "Staff") into matters relating to certain accounting issues. The Company cooperated fully in the investigations. The Company reached agreement in principle with the Staff on settlement of its case. This settlement is not yet final.

         On March 15, 1996, a complaint was filed against the Company and certain of its officers and directors in a securities class action lawsuit which alleges that Company management engaged in improper accounting practices and made certain false and misleading statements. The complaint claims unspecified compensatory damages and related fees and costs. The complaint was filed in the United States District Court for the Central District of California under the case name Wills, Cohen, et al. v. William Blum et al., Case No. SACV96-261GLT. The Company denies all allegations and intends to vigorously contest the suit. The ultimate outcome of this matter cannot presently be determined.

BOARD MEETINGS

         The Board of Directors of the Company held 16 meetings during the fiscal year ended December 28, 1996. All serving members of the Board attended at least 75% of the meetings held by the Board and by all committees of the Board on which they served (during their terms of membership on the Board and such committees).

BOARD OF DIRECTORS AND BOARD COMMITTEES

         In 1995, the Board of Directors had four standing committees: an Audit Committee, a Compensation Committee, a Stock Option Committee and an Employee Incentive Committee. The four committees were reorganized in April 1996 creating two committees: The Compensation Committee (including the former Stock Option and Employee Incentive Committees) and the Audit Committee.

         The Audit Committee reviews the results and scope of audit and other services provided by the Company's independent auditors. The Audit Committee presently consists of Messrs. Daryl J. White, John E. Koehler and Hans Imhof. During the fiscal year ended December 28, 1996, the Audit Committee held three meetings.

         The Compensation Committee makes recommendations concerning salary and incentive compensation for the President. The Compensation Committee reviews and approves compensation, including stock options, for other executives, and in some instances, stock options for management and key personnel as recommended by the President. The Compensation Committee presently consists of Messrs. John E. Koehler, Daryl J. White and Hans Imhof. During the fiscal year ended December 28, 1996, the Compensation Committee held three meetings.

         The Company does not have a nominating committee. Instead, the Board of Directors as a whole identifies and screens candidates for membership on the Company's Board of Directors.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICER COMPENSATION

         The following table sets forth compensation received for the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994, by the Company's Chief Executive Officers and the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 28, 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION AWARDS
                                                                               ------------------------------
                                                     ANNUAL COMPENSATION        SECURITIES        ALL OTHER
           NAME AND                                  -------------------        UNDERLYING       COMPENSATION
      PRINCIPAL POSITION               YEAR          SALARY($)     BONUS       OPTIONS/SARS(#)      ($)(5)
      ------------------               ----          ---------     -----       ---------------   ------------
Kenneth C. Campbell                    1996           157,740         -           400,000             343
 President                             1995             -                            -                 -
                                       1994             -                            -                 -

Lawrence Goelman                       1996           185,674      20,000         710,000             716
 President and Chief                   1995             -                            -                 -
 Executive Officer(1)                  1994             -                            -                 -

William F. Blum                        1996           153,615         -              -                 -
 President and Chief                   1995           125,000                        -                 -
 Executive Officer(2)                  1994           124,792                        -                 -

Roger Hay                              1996            94,062      20,000         300,000              86
 Executive Vice President and          1995             -                            -                 -
 Chief Financial Officer               1994             -                            -                 -

Jonathan B. Eddison                    1996           105,060      12,500         100,000              91
 Vice President and                    1995             -                            -                 -
 General Counsel                       1994             -                            -                 -

David Ooley                            1996           123,204       7,500          25,000              87
 Acting Vice President                 1995           114,069                       6,000              40
 World Wide Sales                      1994            72,760                        -                 -

Scott A. Blum                          1996           218,025      10,000            -                153
 Executive Vice President              1995           161,192                     450,000             123
 Sales and Marketing(3)                1994           114,808                        -                 71

James G. Hanley                        1996           183,971         -              -                177
 General Manager,                      1995           156,453                      22,500             117
 Strategic Products Group              1994           109,367                        -                 65
 former Sr. Vice President,
 Corporate Development(4)

_________________

(1) Effective December 6, 1996, Mr. Lawrence Goelman resigned from his positions as President and Chief Executive Officer of the Company.

(2) Effective May 12, 1996, Mr. William F. Blum retired from his positions as President and Chief Executive Officer of the Company.

(3) Effective October 1, 1996, Mr. Scott A. Blum resigned from his position as Vice President Marketing of the Company.

(4) Following a management reorganization, Mr. James G. Hanley is no longer an officer of the Company.

(5)  Represents premiums paid on term life insurance policies.

EMPLOYMENT AGREEMENTS AND SEVERANCE PAYMENTS

         In February 1997, the Company entered into a severance agreement and release with Scott A. Blum, under which Mr. Blum will receive 36 months of base salary and 450,000 nonstatutory vested options at an exercise price of $6.41 replacing options Mr. Blum held which expired by virtue of his resignation in October 1996.

         In February 1997, the Company agreed to pay Mr. Lawrence Goelman five months of base salary (two months as severance) following Mr. Goelman's December 6, 1996 resignation.

         In December 1996, the Company entered into employment agreements with Kenneth C. Campbell and Roger Hay for terms of two years and with Jonathan B. Eddison and David Ooley for terms of one year. Messrs. Campbell and Hay will receive 24 months of base salary and Messrs. Eddison and Ooley will receive 12 months of base salary if their employment is terminated by the Company for reasons other than cause or if there is a change in control of the Company.

         On May 13, 1996, the Company entered into a Executive Consulting Agreement with William F. Blum, pursuant to which Mr. Blum will receive 36 months of base salary.

         The Company entered into an employment agreement with Mr. Hanley during December 1995 for a term of two years. Mr. Hanley will receive one month's base salary and one month of continued benefits for every year of employment by the Company if terminated for reasons other than cause. Mr. Hanley or his estate will receive a cash payment equal to a base salary of three months if his employment is terminated by death or disability.

STOCK OPTIONS

         The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 28, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                             Individual Grants
              ----------------------------------------------------     Potential Realizable
               Number of         % of Total                            Annual Rates of Stock
              Securities          Options     Exercise                 Price Appreciation for
              Underlying         Granted to   or Base                     Option Term(2)
                Options         Employees in   Price    Expiration     -----------------------
Name          Granted (#)(1)    Fiscal Year    ($/Sh)     Date           5%($)        10%($)
----          --------------    -----------    ------   ----------     ---------    ----------
K. Campbell     400,000           21.7%        $6.00    9/16/2006      $1,509,347   $3,824,981
L. Goelman      710,000           38.6%        $6.00    9/16/2006      $2,452,004   $6,186,041
W. Blum            -                 -            -            -               -            -
R. Hay          300,000           16.3%        $6.00    9/16/2006      $1,132,010   $2,868,736
J. Eddison      100,000            5.4%        $6.00    9/16/2006      $  377,337   $  956,245
D. Ooley         25,000            1.4%        $6.00    9/16/2006      $   94,334   $  239,061
S. Blum            -                 -            -            -               -            -
J. Hanley          -                 -            -            -               -            -

------------------
(1) These options were granted "at market" on the date of grant and first become exercisable on the first anniversary of the grant date, with one-third of the underlying shares becoming exercisable at that time, an additional one-third of the option shares becoming exercisable on the second anniversary date, and full vesting on the third anniversary date. The options were granted for a term of 10 years, subject to earlier termination for certain events related to termination of employment.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

         None of the Named Executive Officers exercised stock options during the fiscal year ended December 28, 1996. The following table sets forth the number and value of unexercised vested options held by each of the Named Executive Officers on December 28, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                Number of Securities                       Value of
                               Underlying Unexercised               Unexercised In-the-Money
                           Options at Fiscal Year End (#)      Options at Fiscal Year End ($)(1)
                           ------------------------------      ---------------------------------
Name                        Exercisable    Unexercisable          Exercisable     Unexercisable
----                       ------------    -------------       ----------------  ---------------
K. Campbell                     -             400,000                -                  -
L. Goelman(2)                 80,000            -                    -                  -
W. Blum                         -               -                    -                  -
R. Hay                          -             300,000                -                  -
J. Eddison                      -             100,000                -                  -
D. Ooley                       2,000           29,000                -                  -
S. Blum                      150,000          300,000                -                  -
J. Hanley                     60,000           15,000                -                  -

------------------------
(1) Based on the fair market value of the Common Stock on December 28, 1996 ($3.3125), less the option exercise price of "in-the-money" options.

(2) 630,000 options expired prior to any vesting when Mr. Goelman resigned.

COMPENSATION OF DIRECTORS

         Prior to July 1, 1996, each non-employee director was paid an annual fee of $20,000 for serving on the Board and received an automatic initial grant of options to purchase 7,500 shares (taking into effect the 1995 3 for 2 stock split) of Common Stock. The options were granted at fair market value at the time of grant and vest over three years. As of July 1, 1996, the Board of Directors approved an increase in Board Compensation, effective prospectively, in order to retain and attract highly qualified outside directors, which included an increase in the annual directors fee to $40,000 (prorated if less than 75% of all Board and committee meetings are attended), the addition of a $5,000 annual fee for all committee chairs, and pursuant to the 1996 Non-Employee Directors Stock Option Plan, an initial grant to each new director of options to purchase 25,000 shares of Common Stock and the annual grant of options to each non-employee director to purchase 10,000 shares of Common Stock. Said options vest over three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1996, the Company purchased promotional software from Extreme Software, a multimedia software development company fully owned by Scott A. Blum, son of William Blum, for an aggregate price of approximately $96,000. This relationship was terminated in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Daryl White and John Haynie served as members of the Compensation Committee through the 1996 Annual meeting of Shareholders on August 29, 1996. Thereafter the Compensation Committee was comprised of Daryl White and Charles Laverty until November 18, 1996, at which time Messrs. Koehler, White and Imhof were appointed to the Committee. The Compensation Committee is presently comprised of Messrs. Koehler, White and Imhof with Mr. Koehler serving as Chairman. No member of the Compensation Committee in 1996 was an officer or employee of the Company.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The following report is submitted by the Compensation Committee of the Board (the "Committee") with respect to the executive compensation policies established by the Committee and compensation paid or awarded to executive officers for the fiscal year ended December 28, 1996.

         Salaries and Employee Benefit Programs. In 1996 the Compensation Committee, in conjunction with the recommendations of management and with the benefit of survey data and the advice of consultants, restructured executive and management compensation to support the business plan of enhancing shareholder value by linking individual compensation to Company performance. Salaries are targeted competitively with the identified comparable market with bonus potentials increased, if the Company meets or exceeds its performance objectives. Bonus payments are variable or pay at risk for most management positions. No bonuses were paid under this new plan in 1996.

         Executive base compensation for the new senior management team is set at the 75th percentile of the high technology industry as determined from survey data, with bonus potential dependent upon Company performance. Stock options were granted to management to further incent executives to remain with the Company through its turnaround and reward executives for enhancing shareholder value.

         The Compensation Committee believes that the new compensation structure and plan has helped attract and retain the executives that the Company needs.

         Stock Options and Equity-Based Programs. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options to its executive officers and other key employees on a periodic basis, taking into account individual performance, overall employee value and previous grants of equity-based compensation and stock holdings in determining awards.

         The Compensation Committee generally follows the practice of granting options on terms that provide that the options become exercisable in cumulative annual installments, generally over a three-year period. The Compensation Committee believes that this feature of the option grants not only provides an incentive for executive officers and other key employees to remain in the employ of the Company, but also makes longer term growth in share prices more important for the executives and key employees who receive stock options.


Respectfully Submitted



John E. Koehler                   Daryl J. White                    Hans Imhof

                            STOCK PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns for the Company (ticker symbol PNCL), the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) (the "CRSP NASDAQ Index") and the Center for Research in Securities Prices Index for NASDAQ Computer Manufacturers (the "CRSP NASDAQ Computer Manufacturers Index") for the period that commenced on July 1, 1993 (the date on which the Company's Common Stock first became registered under Section 12 of the Securities Exchange Act of 1934) and ended on December 28, 1996, with data points for July 1, 1993, December 31, 1993, June 30, 1994, December 31, 1994, June 30, 1995, December 30, 1995, June 30, 1996 and December 28, 1996. The graph assumes that all dividends have been reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                   (PINNACLE MICRO, INC., CRSP NASDAQ INDEX,
                   CRSP NASDAQ COMPUTER MANUFACTURERS INDEX)





                           JUL-93    DEC-93    JUN-94    DEC-94   JUN-95    DEC-95    JUN-96    DEC-96
                           ------    ------    ------    ------   ------    ------    ------    ------
PINNACLE MICRO, INC.        100       161       120        83       107      189       113         43
NASDAQ                      100       111       101       108       135      153       173        188
NASDAQ COMPUTER             100       104        82       115       147      180       209        242

         Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report herein and the stock price performance graph on this page shall not be incorporated by reference into any of such filings.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Set forth below is certain information as of March 17, 1997, regarding the beneficial ownership of the Company's Common Stock by (i) any person known by the Company to beneficially own more than 5% of the Common Stock of the Company; (ii) each director and nominee for director supported by the Board of Directors; (iii) each of the Named Executive Officers identified in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of the Company's Common Stock listed below have sole investment and voting power with respect to such shares, subject to applicable community property laws. Ownership information is based on information furnished by the respective individuals.


      FIVE PERCENT STOCKHOLDERS, NOMINEES FOR DIRECTOR,
             EXECUTIVE OFFICERS NAMED IN SUMMARY                                 AMOUNT AND NATURE
              COMPENSATION TABLE, AND DIRECTORS                                    OF BENEFICIAL         PERCENT
              AND EXECUTIVE OFFICERS AS A GROUP                                     OWNERSHIP(1)         OF CLASS
              ---------------------------------                                  -----------------       --------
William F. Blum and Nellie R. Blum  . . . . . . . . . . . . . . . . . . . .         3,076,650 (2)          28.6%
   28300 Alava
   Mission Viejo, CA 92692
Scott A. Blum.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,874,500 (3)          35.1
   30282 Anamonte
   Laguna Niguel, CA 92677
Blum Trust No. 1, Scott A. Blum, Trustee  . . . . . . . . . . . . . . . . .         1,150,575              10.7
Blum Trust No. 2, Scott A. Blum, Trustee  . . . . . . . . . . . . . . . . .         1,150,575              10.7
Daryl J. White  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,000 (4)           *
John E. Koehler . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 0               *
Hans Imhof  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 0               *
Kenneth C. Campbell . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 0               *
Lawrence Goelman  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            80,000 (5)           *
Roger Hay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 0               *
Jonathan B. Eddison . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 0               *
David Ooley . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,500 (6)           *
James G. Hanley . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           136,500 (7)           1.3
All Directors and Executive Officers as a group (12 persons)  . . . . . . .         4,874,000 (8)          43.7

---------------
 *      Less than 1%.

(1) Information relating to beneficial ownership of shares of Common Stock is based upon the rules set forth under the Securities Exchange Act of 1934 (the "Exchange Act"). Under such rules, more than one person may be deemed to be a beneficial owner of the same securities.

(2) Includes 775,500 shares held by William F. Blum and Nellie R. Blum as co-trustees of the William F. Blum and Nellie R. Blum Family Trust dated August 2, 1990, 1,150,575 shares held by Blum Trust No. 1 and 1,150,575 shares held by Blum Trust No. 2. William F. Blum and Nellie R. Blum have the joint power to remove the Trustee of Blum Trust No. 1 and Blum Trust No. 2 and appoint themselves as Trustee.

(3) Includes 1,150,575 shares held by Blum Trust No. 1 and 1,150,575 shares held by Blum Trust No. 2, with respect to each of which Scott A. Blum is Trustee with sole voting power and sole investment power. Also includes 300,000 shares issuable pursuant to options exercisable within sixty (60) days from March 17, 1997.

(4) Includes 5,000 shares issuable pursuant to options exercisable within sixty (60) days from March 17, 1997.

(5) Includes 80,000 shares issuable pursuant to options exercisable within sixty (60) days from March 17, 1997.

(6) Includes 2,500 shares issuable pursuant to options exercisable within sixty (60) days from March 17, 1997.

(7) Includes 60,000 shares issuable pursuant to options exercisable within sixty (60) days from March 17, 1997.

(8) Includes 467,500 shares issuable pursuant to options exercisable within sixty (60) days from March 17, 1997. Shares held by Blum Trust No. 1 and Blum Trust No. 2 are counted only once for purposes of this total.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. During 1996, Forms 3 for Messrs. Eddison and Campbell were filed 145 and 176 days late respectively. Forms 3 for William Blum, John Koehler and Hans Imhof were filed 19, 81 and 51 days late respectively. Subsequent filings on Form 3 for Messrs. Campbell and Hay were 6 days late. Form 4 for Mr. Eddison was filed 9 days late. There were no transactions in Company stock disclosed in these reports. Except as stated above, based solely on its review of the copies of reporting forms furnished to the Company or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock with respect to the Company's fiscal year ended December 28, 1996, were satisfied.

                                  PROPOSAL TWO
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors selected BDO Seidman, LLP independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 27, 1997, and recommends that stockholders vote "FOR" ratification of such appointment. Ratification of the appointment of BDO Seidman, LLP requires the affirmative vote of a majority of the shares voting on such proposal. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         Representatives of BDO Seidman, LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

COOPERS & LYBRAND L.L.P.

         On February 20, 1996, the engagement of Coopers & Lybrand L.L.P., the former independent accountants of the Company, was terminated by the resignation of Coopers & Lybrand L.L.P., which was accepted by the Company. Coopers & Lybrand L.L.P. advised the Company of its belief that the Company's capitalization of certain non-recurring engineering expenditures for the quarterly periods ended April 1, July 1 and September 30, 1995, was in error and that the quarters should be restated.

         Due to the resignation of Coopers & Lybrand L.L.P., the Company and Coopers & Lybrand L.L.P. did not come to a final resolution as to the amounts capitalized in each quarter. Subsequent to the resignation of Coopers & Lybrand L.L.P., the Company determined the capitalization of these amounts was not appropriate. The amounts should have been accounted for as research and development and expensed as incurred.

         The amounts capitalized in 1995 and the aggregate effect of such amounts if they had been properly expensed are as follows:

                                                Aggregate Effect on
Quarter                 Amount          ------------------------------------
 Ended                Capitalized       Net Income      Net Income Per Share
-------               -----------       ----------      --------------------
April 1               $ 38,000          $(23,000)             $   -
July 1                  69,000           (42,000)                 -
September 30           322,000          (198,000)              (.03)
                      --------
Total                 $429,000
                      ========

         The Company considered the $322,000 for the quarter ended September 30, 1995 to be material and has restated the financial statements in its Form 10-Q/A for that period. The Company considered the $38,000 for the quarter ended April 1, 1995, the $69,000 for the quarter ended July 1, 1995 and the $138,000 for fiscal year 1994 to be immaterial and therefore did not restate the financial statements for those periods. For the aforementioned periods which were not restated, the total amount of $245,000 was charged to research and development expense for the quarter ended December 30, 1995. The aggregate effect of such adjustments in the quarter ended December 30, 1995 increased the net loss by $151,000 or $.02 per share.

         Coopers & Lybrand L.L.P. did not identify any issues of disagreement with the Company, other than the foregoing, and did not communicate to the Company an inability to rely on management's representations. The report of Coopers & Lybrand L.L.P., dated May 15, 1995, on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles; except that Coopers & Lybrand L.L.P.'s opinion was modified to reflect the uncertainty as to the ultimate outcome of an investigation of the Company by the Securities and Exchange Commission and a class action lawsuit alleging various violations of federal securities laws by the Company.

ERNST & YOUNG LLP

         On March 30, 1995, the engagement of Ernst & Young LLP, the former independent accountants of the Company (who were succeeded by Coopers & Lybrand L.L.P.), was terminated by the resignation of Ernst & Young LLP, which was accepted by the Audit Committee of the Board of Directors.

         In July 1994, the Audit Committee, in consultation with Ernst & Young LLP and the Company's counsel, commenced an internal review in connection with the closing of the Company's books for the second quarter of fiscal 1994. As a result of its inquiry, the Audit Committee determined that the Company improperly recorded revenues based on shipments made shortly after the end of certain financial periods. The Audit Committee review also identified necessary changes in the Company's system of internal controls, and the Company implemented new policies and procedures to correct these weaknesses.

         The report of Ernst & Young LLP dated February 21, 1995, on the Company's restated balance sheet as of December 31, 1993 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Their report does contain a disclaimer of opinion with regard to financial statements prior to December 31, 1993 because of the lack of records available to establish appropriate sales cut-off for such periods.

                                 OTHER MATTERS

         The Company knows of no other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement properly comes before the meeting, it is the intention of the proxy holders named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

         The Annual Report to Stockholders of the Company for the fiscal year ended December 28, 1996, is being mailed concurrently with this Proxy Statement to all stockholders of record. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.


April 24, 1997                                     BY ORDER OF THE BOARD
                                                   OF DIRECTORS

                                                   Kenneth C. Campbell
                                                   President

PROXY CARD                    PINNACLE MICRO, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

The undersigned hereby nominates, constitutes and appoints Kenneth C. Campbell and Roger Hay and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to represent and to vote all stock of PINNACLE MICRO, INC. which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Colorado Springs Hotel, 2886 South Circle Drive, Colorado Springs, Colorado 80906 on Tuesday, May 20, 1997, at 10:00 a.m., Mountain Daylight Time and at any and all adjournments or postponements thereof upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting (receipt of which is hereby acknowledged).

        THE DIRECTORS RECOMMEND A VOTE "FOR" ALL THE NOMINEES LISTED IN
                        PROPOSAL 1 AND "FOR" PROPOSAL 2

1.  ELECTION OF DIRECTORS

    Election of the following nominees as directors: Daryl J. White, Kenneth C. Campbell, Roger Hay, John E. Koehler, Hans Imhof and William F. Blum.

   [ ] FOR all nominees listed above (except as marked to the contrary below)

   [ ] WITHHOLD AUTHORITY to vote for all nominees

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

     [ ] FOR                [ ] AGAINST               [ ] ABSTAIN

Important -- Please Sign and Date and Return Promptly

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXYHOLDER WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

                                                        Date: May         , 1997
                                                                 ---------

                                                        ------------------------
                                                             (Signature of
                                                              shareholder)

                                                        ------------------------
                                                           (Signature if held
                                                                jointly)

                                                        Please sign your name
                                                        exactly as it appears
                                                        hereon. Executors,
                                                        administrators,
                                                        guardians, officers of
                                                        corporations, and others
                                                        signing in a fiduciary
                                                        capacity should state
                                                        their full titles as
                                                        such. In the case of
                                                        joint tenants, each
                                                        joint owner should sign.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN
         THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.